Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2016 FIRST QUARTER

El Dorado Ammonia Plant in Final Stages of Start-Up

OKLAHOMA CITY, Oklahoma…May 4, 2016… LSB Industries, Inc. (“LSB”) (NYSE: LXU) today announced results for the first quarter ended March 31, 2016.

First Quarter Highlights

•	Net sales of $165.6 million; $97.0 million Chemical, $66.6 million Climate Control

•	EBITDA of $(2.0) million; adjusted EBITDA of $14.6 million

•	Operating loss of $12.2 million; adjusted operating income of $1.2 million

•	Net loss applicable to common shareholders of $24.6 million, or $1.08 loss per diluted share; adjusted net loss applicable to common shareholders of $10.7 million, or $0.47 loss per diluted share

“Today we are pleased to report that we are nearing a transformative development in LSB Industries’ life as a public company,” stated Dan Greenwell, LSB’s President and CEO. “The new 375,000 ton per year ammonia plant at our El Dorado Facility is in the final stages of start-up and we expect to be producing ammonia in the next several weeks. At that point we expect to see a material improvement in profitability at the El Dorado Facility reflecting significantly lower feedstock costs, along with a greater overall volume of ammonia to upgrade to other products and to sell as part of our previously announced ammonia offtake agreement.”

“Turning to our first quarter 2016 financial performance, our Chemical Business results declined relative to the prior year quarter due largely to lower selling prices for our agricultural products. Pricing for nitrogen fertilizers has firmed up during the spring season but remains relatively low compared to the last several years. However, a reduction in natural gas costs has partially offset decreases in selling prices. Recent industry forecasts point to an increase in acres of corn to be planted by U.S. growers of approximately 6% this year relative to 2015. This increase, coupled with the poor fall 2015 application season, which led to stronger spring 2016 fertilizer application, makes us optimistic that the trend of lowered pricing for our agricultural products has stabilized.

“Our Chemical Business performance as compared to the first quarter of 2015 also continued to reflect the April 2015 expiration of our contract with Orica for low density ammonium nitrate, which resulted in reduced sales, as well as lost fixed cost absorption, exacerbated by the ongoing cost disadvantage resulting from the use of purchased ammonia at our El Dorado Facility. When the new ammonia plant is up and running, and we commence ammonia sales, and with a full year behind us since the end of the Orica contract, we expect year-over-year sales and profit comparisons for El Dorado to improve dramatically.

“Outside of the headwinds presented by weak agricultural product pricing, our facilities performed well during the quarter. Our Pryor Facility achieved an ammonia on-stream rate of 92% during the first quarter while our Cherokee Facility’s ammonia on-stream rate was 96%. We expect continued consistent production for the balance of 2016 as we focus on the implementation of enhanced reliability programs at all of our facilities.

“With respect to our Climate Control Business, we had a solid first quarter 2016. Sales increased compared to the same quarter last year, driven by stronger demand for our large custom air handlers for the healthcare and industrial sectors. These markets continue to show signs of gradual recovery and we expect to see continued improvement through the balance of the year. Notably, our Climate Control Business generated 120 basis points of gross profit improvement relative to the prior year reflecting the operating leverage inherent in the business as volumes rise, coupled with the increasing benefits of our operational excellence initiatives.”

Mr. Greenwell concluded, “Upon the start-up of our new ammonia plant at El Dorado, we believe that LSB will soon be better positioned to deliver profitable growth than at any time in our Company’s history. With our Pryor and Cherokee Facilities running well, and the other operational enhancements we have been implementing throughout our organization, we currently expect to generate improved earnings and free cash flow, while at the same time, strengthening our balance sheet, which we believe will translate into greater value for our shareholders.”

Chemical Business First Quarter 2016 Compared to First Quarter 2015:

	Three Months Ended March 31,
	2016	2015	Change
	(In millions)
Net sales	$97.0	$131.8	$(34.8)
Operating income (loss)	$(10.2)	$16.7	$(26.9)
Segment EBITDA*	$0.5	$24.5	$(24.0)
Adjusted Segment EBITDA*	$13.9	$24.5	$(10.6)

*	Refer to Non-GAAP Reconciliations for Segment EBITDA definitions on pages 12-13

Comparison of 2016 to 2015 periods:

•	Net sales of agricultural products decreased significantly, driven by 20-35% declines in selling prices of our key products, as indicated in the table below. Sales volumes were also lower for HDAN and UAN resulting from a slower start to the quarter from residual inventory carry-over from the prior period coupled with reluctance of customers to buy given the declining price environment. We were able to take advantage of a more favorable ammonia market during the period, resulting in lower overall sales of UAN. Industrial acids and other chemical product sales also decreased as a result of lower selling prices. This decrease was partially offset by increased volume from our new nitric acid plant at the El Dorado Facility, which started up in November 2015. The April 2015 expiration of our contract with Orica coupled with continued headwinds in the mining industry also led to decreased volumes as compared to the prior period, coupled with lower sales prices from the pass-through of lower ammonia costs to our contractual customers.

•

Operating income and EBITDA declined primarily as a result of the aforementioned items in addition to a one-time cost of $12.1 million relating to consulting services associated with the reduction of assessed property tax values for the El Dorado projects’ real and personal property for the nitric acid plant, nitric acid concentrator plant and the ammonia plant. We expect material savings in future periods through a reduction in property taxes paid. The El Dorado Facility produces agricultural grade AN, nitric acid and industrial grade AN from purchased ammonia, which is currently at a cost disadvantage compared to products produced from natural gas. This cost disadvantage, along with the impact from the loss of our contract with Orica and certain additional expenses related to the El Dorado Expansion projects, resulted in an EBITDA loss for the El Dorado Facility during the first quarter of 2016 period of approximately $16.3 million compared to positive EBITDA of approximately $1.6 million in first quarter 2015. Natural gas and ammonia feedstock costs both decreased approximately 33% during the first quarter of 2016 relative to the prior year period, the benefits of which were partially offset by operating losses incurred relating to our working interests in certain natural gas properties. Please refer to “Non-GAAP Reconciliation” in the financial tables below for a reconciliation of Non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Three Months Ended March 31,
	2016		2015
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Agricultural	$49.8	51%	$71.1	54%	(30)%
Industrial, Mining and Other	$47.2	49%	$60.7	46%	(22)%

	$97.0		$131.8		(26)%

The following tables provide key operating metrics for the Agricultural products of our Chemical Business:

	Three Months Ended March 31,
	2016	2015	% Change
Product (tons sold)
Urea ammonium nitrate (UAN)	94,306	116,922	(19)%
Ammonium nitrate (AN)	54,548	64,000	(15)%
Ammonia	36,644	30,766	19%
Other	4,738	3,406	39%

	190,236	215,094	(12)%

Average Selling Prices (price per ton) (A)
UAN	$180	$256	(30)%
AN	$247	$317	(22)%
Ammonia	$337	$513	(34)%

(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products:

	Three Months Ended March 31,
	2016	2015	% Change
Product (tons sold)
Nitric acid	140,530	130,737	7%
LDAN/HDAN (B)	19,562	27,153	(28)%
AN solution	22,427	23,256	(4)%
Ammonia	7,673	8,418	(9)%

	190,192	189,564	0%

(B)	A contract with Orica was in place during the first quarter of 2015, sales for the period were 24,965 tons of low density ammonium nitrate to Orica. This agreement expired in April 2015

Input Costs
Average purchased ammonia cost/ton	$328	$488	(33)%
Average natural gas cost/MMbtu	$2.21	$3.32	(33)%

Climate Control Business First Quarter 2016 Compared to First Quarter 2015:

	Three Months Ended March 31,
	2016	2015	Change
	(In millions)
Net sales	$66.6	$65.2	$1.4
Operating income	$5.5	$4.3	$1.2
Segment EBITDA*	$6.7	$5.5	$1.2

*	Refer to Non-GAAP Reconciliations for Segment EBITDA definitions on pages 12-13

Comparison of 2016 to 2015 periods:

•	Net sales increased driven primarily by higher sales of custom air handlers reflecting a higher beginning backlog relative to the backlog for these products at the beginning of the prior year period. Net sales of water source and geothermal heat pumps also increased in the first quarter of 2016 as stronger sales to the healthcare sector within our commercial and institutional market more than offset declines in sales of our residential products. Net sales of our hydronic fan coils were impacted by a decline in volume which was partially offset by increased unit selling prices related to favorable product mix.

•	Operating income and EBITDA increased as a result of the stronger sales coupled with material and productivity savings generated by the continued implementation of our operational efficiency initiatives.

•	New orders for our Climate Control products were $64.6 million in the first quarter of 2016, down slightly from the first quarter of 2015. New orders from the commercial and institutional end-markets were in-line with the first quarter 2015, while residential product new orders declined 16% over the same period. Backlog of $68.0 million as of March 31, 2016 was consistent with March 31, 2015 and December 31, 2015 levels.

	Three Months Ended March 31,
	2016		2015
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Commercial/Institutional	$58.1	87%	$56.0	86%	4%
Residential	$8.5	13%	$9.2	14%	(8)%

	$66.6		$65.2		2%

	Three Months Ended March 31,
	2016		2015
	(Dollars in millions)
	Sales	Product Mix	Sales	Product Mix	% Change
Sales by Product Category
Heat pumps	$38.3	58%	$37.5	58%	2%
Fan coils	$15.5	23%	$16.5	25%	(6)%
Other HVAC	$12.8	19%	$11.2	17%	14%

	$66.6		$65.2		2%

Financial Position and Capital Additions

As of March 31, 2016, our total cash and investments were $39.5 million, including short-term investments.

Capital additions were approximately $96.1 million in the first quarter of 2016, including $90.8 relating to the expansion projects at our El Dorado Facility. Planned capital additions for the remainder of 2016, in the aggregate, are estimated to be in the range of $72 million to $114 million, including $29 million to $59 million remaining for the full-year on the El Dorado expansion projects. Some of the 2016 planned capital additions, not related to the El Dorado expansion projects, may be deferred should we need to do so.

Total long-term debt, including the current portion was $528.5 million at March 31, 2016 compared to $520.4 million at December 31, 2015 and our Working Capital Revolver Loan at March 31, 2016 was undrawn (borrowing availability, which is tied in to eligible accounts receivable and inventories, was $69.3 million at March 31, 2016). Interest expense, net of capitalized interest, for the first quarter of 2016 was $1.4 million compared to $3.4 million for the same period in 2015. Additionally, in December 2015 the Company issued $210 million of preferred stock with an aggregate liquidation preference of $219.6 million, inclusive of accrued dividends at March 31, 2016.

In February 2016, we received financing of $10 million related to the cogeneration facility equipment in connection with the El Dorado expansion projects. We are currently in discussions with several parties for further financing as it relates to the cogeneration facilities. Additionally, on April 1, 2016 we successfully refinanced our $12 million promissory note related to our Marcellus Shale assets. Furthermore, we expect to receive the remaining $5 million in financing related to the ammonia storage tank in the second quarter of 2016.

We believe that the combination of our cash, the availability on our Working Capital Revolver Loan, the additional borrowings discussed above and our cash from operations will be sufficient to fund our anticipated liquidity needs for the remainder of 2016. Once we recognize improved operating results, we anticipate that our next significant initiative will be to refinance our Senior Secured Notes and our Series E Redeemable Preferred to obtain a lower cost of capital. We hope this will be accomplished towards the end of 2016 or in 2017.

Full Year 2016 Update

With the continued headwinds in the mining industry we are revising our sales outlook for AN in the Industrial, Mining and Other sector from 110,000 – 135,000 tons to 70,000 – 95,000 tons for the full year of 2016. We do expect increased ammonia sales volumes of approximately 10,000 tons as compared to previously announced guidance.

For 2016, we anticipate consolidated interest expense to be in the range of $31 million - $32 million, net of capitalized interest of approximately $14 million. Additionally, we expect consolidated depreciation and amortization to be $72 million - $75 million in 2016 and $82 million - $85 million, assuming a full year of El Dorado project depreciation.

Conference Call

LSB’s management will host a conference call covering the first quarter results on Thursday, May 5, 2016 at 10:00 am ET/9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Dan Greenwell and Executive Vice President and CFO, Mark Behrman. Interested parties may participate in the call by dialing (708) 290-0754. Please call in 10 minutes before the conference is scheduled to begin and mention conference ID 94985763. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining and industrial markets; and, the manufacture and sale of commercial and residential climate control products, such as water source and geothermal heat pumps, hydronic fan coils, modular geothermal and other chillers and large custom air handlers.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: our belief that we have accurately revised the cost projections and timing of completion for the El Dorado project; our expectation of increased reliability and production consistency at our Facilities, including our Cherokee and Pryor Facilities; our projections of trends in the fertilizer market; our outlook for commercial and residential construction; our expectation of continued success of our operational excellence initiatives; our belief in stronger profitability and expectation of cash flow generation; opportunities to improve our overall capitalization and liquidity; and our planned capital additions for 2016.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to: general economic conditions; weather conditions; increased costs to complete the El Dorado project; ability to install necessary equipment and renovations at our Facilities in a timely manner; changes to federal legislation or adverse regulations; increased competitive pressures, domestic and foreign; ability to complete transactions to address our leveraged balance sheet and cash flow requirements; loss of significant customers; increased costs of raw materials; and other factors set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2015 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, which contain a discussion of a variety of factors which could cause future outcomes to differ materially from the forward-looking statements contained in this release. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify and forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore (212) 836-9607 Linda Latman (212) 836-9609

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months Ended March 31,

	Three Months
	2016	2015
	(In Thousands, Except Per Share Amounts)
Net sales	$165,599	$198,798
Cost of sales	150,590	158,037

Gross profit	15,009	40,761
Selling, general and administrative expense	26,862	26,615
Other expense (income)	390	(77)

Operating income (loss)	(12,243)	14,223
Interest expense, net	1,350	3,398
Non-operating other expense (income), net	1,956	(35)

Income (loss) from continuing operations before provision (benefit) for income taxes	(15,549)	10,860
Provision (benefit) for income taxes	(610)	4,181

Income (loss) from continuing operations	(14,939)	6,679
Net loss from discontinued operations	2	30

Net income (loss)	(14,941)	6,649
Dividends on convertible preferred stocks	75	300
Dividends on Series E redeemable preferred stock	7,350	—
Accretion of Series E redeemable preferred stock	2,243	—

Net (loss) income applicable to common stock	$(24,609)	$6,349

Weighted-average common shares:
Basic and diluted	22,868	23,047

Income (loss) per common share:
Basic and diluted	$(1.08)	$0.28

LSB Industries, Inc.

Financial Highlights

Three Months Ended March 31,

	Three Months
	2016	2015
	(In Thousands)
Net sales:
Chemical (1)	$97,005	$131,754
Climate Control	66,627	65,198
Other	1,967	1,846

	$165,599	$198,798

Gross profit (loss): (1)
Chemical (2)	$(6,961)	$20,232
Climate Control	21,173	19,962
Other	797	567

	$15,009	$40,761

Operating income (loss): (1)
Chemical (2)	$(10,172)	$16,660
Climate Control	5,464	4,312
Other	243	(2)
General corporate expenses (3)	(7,778)	(6,747)

	(12,243)	14,223
Interest expense, net (4)	1,350	3,398
Non-operating income, net:
Chemical	(6)	(33)
Corporate & other business operations(5)	1,962	(2)
Provision (benefit) for income taxes	(610)	4,181

Income (loss) from continuing operations	$(14,939)	$6,679

(1)	Gross profit (loss) by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components. Operating income (loss) by business segment represents gross profit (loss) by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses.
(2)	During the first quarter of 2016, our Chemical Business incurred a consulting fee of $12.1 million associated with the reduction of assessed property tax values for the El Dorado projects’ real and personal property for the nitric acid plant, nitric acid concentrator plant and the ammonia plant. As a result, we expect material savings with respect to property taxes paid in future periods.

(3)	General corporate expenses consist of the following:

	Three Months Ended March 31,
	2016	2015
	(In Thousands)
Selling, general and administrative:
Personnel costs (A)	$(3,349)	$(2,602)
Shareholder related fees and expenses (B)	(63)	(1,679)
Professional fees (C)	(3,177)	(1,544)
All other	(940)	(897)

Total selling, general and administrative	(7,529)	(6,722)
Other income	—	24
Other expense	(249)	(49)

Total general corporate expenses	$(7,778)	$(6,747)

(A)	Increases for the first quarter of 2016 are related to the issuance of restricted stock awards in connection with certain retention agreements and approximately $0.3 million in one-time fees associated with a reduction in the number of Directors in our Board structure.

(B)	For the first quarter of 2015, these fees and expenses include costs associated with evaluating and analyzing proposals received from certain activist shareholders and dealing, negotiating and settling with those shareholders in order to avoid proxy contests.

(C)	Increases in professional fees during the first quarter of 2016 are primarily related to our continued review of strategic initiatives and updates to our corporate governance policies and practices.

(4)	During the three months ended March 31, 2016 and 2015, interest expense is net of capitalized interest of $10.0 million and $5.6 million, respectively.

(5)	During the three months ended March 31, 2016, we recognized an unrealized loss of $2.5 million based on the change in fair value associated with the participation rights embedded in our Series E preferred stock agreements.

LSB Industries, Inc.

Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$39,529	$127,314
Accounts receivable, net	87,496	92,602
Inventories:
Finished goods	26,433	24,383
Work in progress	1,893	2,042
Raw materials	20,313	26,812

Total inventories	48,639	53,237
Supplies, prepaid items and other:
Prepaid insurance	7,959	10,563
Precious metals	12,669	12,918
Supplies	20,003	18,681
Prepaid and refundable income taxes	5,954	6,811
Other	4,445	5,797

Total supplies, prepaid items and other	51,030	54,770
Deferred income taxes	4,588	4,774

Total current assets	231,282	332,697
Property, plant and equipment, net	1,087,954	1,005,488
Other assets:
Intangible and other, net	24,060	23,642

	$1,343,296	$1,361,827

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	March 31, 2016	December 31, 2015
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$106,853	$108,002
Short-term financing	6,399	9,119
Accrued and other liabilities	42,049	52,331
Current portion of long-term debt	16,836	22,468

Total current liabilities	172,137	191,920
Long-term debt	511,678	497,954
Noncurrent accrued and other liabilities	23,754	20,922
Deferred income taxes	50,715	52,179
Commitments and contingencies
Redeemable preferred stocks:
Series E 14% cumulative, redeemable preferred stocks, no par value, 210,000 shares issued and outstanding; aggregate liquidation preference of $219,637,000 ($212,287,000 as of December 31, 2015)	186,865	177,272
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 27,137,599 shares issued (27,131,724 at December 31, 2015)	2,714	2,713
Capital in excess of par value	190,378	192,249
Retained earnings	223,616	248,150

	419,708	446,112
Less treasury stock, at cost:
Common stock, 3,283,081 shares (3,735,503 shares at December 31, 2015)	21,561	24,532

Total stockholders’ equity	398,147	421,580

Total Liabilities and Equity	$1,343,296	$1,361,827

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Segment EBITDA Reconciliations

EBITDA is defined as net income plus interest expense, depreciation, depletion and amortization of property plant and equipment (which includes amortization of other assets and excludes interest included in amortization), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income to EBITDA for the periods indicated.

	Three Months Ended March 31,
	2016	2015
	($ in millions)
LSB Consolidated
Net income (loss)	$(14.9)	$6.6
Plus:
Interest expense	1.3	3.4
Depreciation, depletion and amortization	12.2	9.4
Provision (benefit) for income taxes	(0.6)	4.2

EBITDA	$(2.0)	$23.6

Climate Control Business
Operating income	$5.5	$4.3
Plus:
Depreciation, depletion and amortization	1.2	1.2

Segment EBITDA	$6.7	$5.5

Chemical Business
Operating income (loss)	$(10.2)	$16.7
Plus:
Depreciation, depletion and amortization	10.7	7.8

Segment EBITDA	$0.5	$24.5

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted Operating Income, EBITDA, Adjusted Net Income (Loss) Applicable to Common Stock and Adjusted Income (Loss) per Diluted Share

Adjusted operating income, adjusted EBITDA, adjusted net income (loss) applicable to common stock and adjusted income (loss) per diluted share are reported to show the impact of a one-time consulting fee, start-up/commissioning costs, certain fair market value adjustment, stock based compensation, Delaware unclaimed property liability, and insurance recovery. We believe that the inclusion of supplementary adjustments to operating income, EBITDA, net income (loss) applicable to common stock and diluted income per common share, are appropriate to provide additional information to investors about certain unusual items. The following tables provide reconciliations of operating income (loss), EBITDA, net income (loss) applicable to common stock and diluted income (loss) per common share excluding the impact of the supplementary adjustments.

	Three Months Ended March 31,
	2016	2015
LSB Consolidated ($ in millions except per share data)
Operating income (loss)	$(12.2)	$14.2
Plus:
Consulting Fee- Negotiated Property tax savings at El Dorado	12.1	–
Start-up/ Commissioning costs at El Dorado	1.3	–

Adjusted operating income	$1.2	$14.2

EBITDA	$(2.0)	$23.6
Plus:
Consulting Fee- Negotiated Property tax savings at El Dorado	12.1	—
Start-up/ Commissioning costs at El Dorado	1.3	—
Fair market value adjustment on participation rights	2.5	—
Stock based compensation	1.1	0.6
Delaware unclaimed property liability	0.3	—
Life insurance recovery	(0.7)	—

Adjusted EBITDA	$14.6	$24.2

Net income (loss) applicable to common stock	$(24.6)	$6.3
Plus:
Consulting Fee- Negotiated Property tax savings at El Dorado (net of tax)	7.4	—
Start-up/ Commissioning costs at El Dorado (net of tax)	0.8	—
Fair market value adjustment on participation rights (non-tax deductible)	2.5	—
Delaware unclaimed property (net of tax)	0.2	—
Valuation allowance on state net operating losses	3.7	—
Life insurance recovery (non-tax deductible)	(0.7)	—

Adjusted net income (loss) applicable to common stock	$(10.7)	$6.3

Weighted-average common shares (in thousands)	22,868	23,047

Adjusted income (loss) per diluted share	$(0.47)	$0.28

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

	Three Months Ended March 31,
	2016	2015
	($ in millions)
Chemical Business
Operating income (loss)	$(10.2)	$16.7
Plus:
Consulting Fee- Negotiated Property tax savings at EDC	12.1	—
Start-up/ Commissioning costs at EDC	1.3

Adjusted operating income	$3.2	$16.7

EBITDA	$0.5	$24.5
Plus:
Consulting Fee- Negotiated Property tax savings at EDC	12.1	—
Start-up/ Commissioning costs at EDC	1.3

Adjusted EBITDA	$13.9	$24.5

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of unit selling prices for our key products calculated using GAAP amounts in our consolidated financial statement reconciled to “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended March 31,
	2016	2015
Agricultural Sales recorded ($ per ton)
UAN	$192	$269
HDAN	281	360
Ammonia	342	526
Less Freight:
UAN	(12)	(13)
HDAN	(34)	(43)
Ammonia	(5)	(13)
Agricultural Sales netted with freight
Net Back UAN	180	256
Net Back HDAN	247	317
Net Back Ammonia	337	513